Exhibit 16

June 30, 2023

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re:	Longduoduo Company Limited Commission File Number 333-260951

Dear Sir or Madam:

We have read the statements under item 4.01 in the Form 8-K dated June 30, 2023, of Longduoduo Company Limited (the “Company”) filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ KCCW Accountancy Corp
Diamond Bar, CA